PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of October 22, 2013, by and between FPMC FRISCO REALTY PARTNERS, LP, a Texas limited partnership (“Seller”), and SABRA TEXAS HOLDINGS, L.P., a Texas limited partnership (“Buyer”).
RECITALS
A.Seller owns the fee interest in that certain real property located in the City of Frisco, County of Collin (the “County”), State of Texas, as more particularly described in Exhibit A attached hereto (the “Land”).
B.The Land is improved with an acute care hospital, as well as an associated parking structure, together with certain related improvements (collectively, the “Improvements”). Such hospital and the underlying Land on which such hospital rests, along with all other Property (as defined below) related to such hospital owned by Seller, shall at times be referred to herein as the “Hospital.”
C.The Land and the Improvements are subject to that certain Lease Agreement dated as of December 6, 2010, by and between Seller, as “landlord,” and Forest Park Medical Center at Frisco, LLC, a Texas limited liability company (“Hospital Tenant”), as “tenant” (the “Hospital Lease”).
D.The term “Property” as used herein, means all of Seller’s right, title and interest, if any, in and to the following: (i) the Land, together with all rights, privileges, easements, rights of way, mineral and water rights and other appurtenances to the Land, including parking rights appurtenant thereto; (ii) all Improvements thereon; (iii) all fixtures of a permanent nature currently affixed to the Improvements (“Fixtures”); (iv) all outstanding Warranties, Owner Licenses, Contracts, Plans and Reports and Claims (each, as defined below) pertaining to the Land or the Improvements; (v) Seller’s right, title and interest as “landlord” in the Hospital Lease; and (vi) all furniture, fixtures (other than the Fixtures), equipment and personal property and intangible property owned by Seller and used or intended to be used in connection with the operation of the Hospital, including all of Seller’s deposits and bonds relating to the Hospital (the matters referred to in this clause (vi) being collectively referred to herein as, the “Personal Property”).
E.Seller desires to sell the Property to Buyer, and Buyer desires to buy the Property from Seller, all pursuant to the terms and conditions set forth below.
AGREEMENT
NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

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1.Agreement to Purchase and Sale. Seller hereby agrees to sell, convey and assign the Property to Buyer, and Buyer agrees to buy and accept the Property from Seller, under the terms and conditions and for the purchase price hereinafter set forth.
2.Purchase Price. The purchase price to be paid for the Property (the “Purchase Price”) at the Close of Escrow (as defined below) is One Hundred Nineteen Million Seven Hundred Seventy-Nine Thousand Nine Hundred Fifty-Nine Dollars ($119,779,959.00). The Purchase Price, as well as all sums necessary to pay Buyer’s costs and expenses as required by this Agreement in connection with this transaction, shall be deposited by Buyer into Escrow (as defined below) in immediately available funds prior to the Close of Escrow.
3.Contingencies. Buyer’s obligation to purchase the Property and the remainder of Buyer’s obligations under this Agreement shall be subject to its approval of each contingency set forth below (collectively, the “Buyer Contingencies”) within the time periods indicated below. The Buyer Contingencies are for the sole benefit of Buyer. The satisfaction of each Buyer Contingency is a condition precedent to the Close of Escrow. Buyer may approve or disapprove any or all of the documents, materials, items and matters identified in this Section 3 in its sole and absolute discretion, except as otherwise specifically provided below. This Agreement may be terminated upon written notice by Buyer: (i) as a result of Buyer’s disapproval of any of the contingencies set forth in this Section 3, or (ii) by reason of the failure of any condition precedent in favor of Buyer as set forth in this Agreement. If this Agreement is terminated for any reason other than a default under this Agreement solely on the part of Buyer, then Buyer shall be relieved of all obligations and liabilities under this Agreement.
(a)Title. Concurrently with the Close of Escrow, Chicago Title Insurance Company, through its agent, Bridge Title Company (the “Title Company”), shall be irrevocably and unconditionally committed to issue the Title Policy (as defined below) in the form of the proforma attached hereto as Exhibit 3(a), including all title endorsements affixed thereto, subject only to those exceptions which appear on such proforma as modified and/or endorsed pursuant to the documents affixed thereto.
(b)Documents to be Provided by Seller. Prior to the date of this Agreement, Seller caused to be delivered to Buyer, via e-mail (ttran@sabrahealth.com) or an internet “data room(s)” or FTP site, a legible copy (to the extent available) of all material information which Seller possessed, or that Seller could reasonably obtain from Hospital Tenant under the terms of the Hospital Lease, with respect to the Property, including without limitation the following (the “Property Documents”):
(i)a copy of the Hospital Lease, together with any and all amendments, modifications or supplements thereto and any and all other guaranties or other ancillary documents executed in connection with the Hospital Lease;
(ii)copy of all existing covenants, conditions or restrictions, parking easements or agreements, reciprocal easement agreements or similar agreements or instruments affecting the use or enjoyment of the Property, together with any and all amendments, modifications or supplements thereto, to the extent not previously delivered to Buyer as part of the Exception Documents;
(iii)all of Seller’s and, to the extent the same are available to Seller under the terms of the Hospital Lease, Hospital Tenant’s books, records, income and expense statements, year-end financial and monthly operating statements relating to the Property for the three most recent fiscal years prior to the Close of the Escrow and, to the extent available, the current year to date, together with operating budgets for the current calendar year and the succeeding calendar year;

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(iv)all plans and specifications, soil, engineering, environmental or architectural notices, studies, reports or plans, and all other reports concerning the Property which relate to the physical condition or operation of the Property or recommended improvements thereto, including, without limitation, any information that relates to the Property’s compliance with the Americans with Disabilities Act of 1990 (collectively, the “Plans and Reports”);
(v)all permits, licenses, approvals, entitlements and other governmental, utility service provider and other quasi-governmental authorizations, including any certificates of occupancy that Seller or Hospital Tenant now holds in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property, and all amendments, modifications, supplements, general conditions and addenda thereto (collectively, the “Licenses”);
(vi)all appraisals of the Property prepared in the last eighteen (18) months;
(vii)all guarantees, representations and warranties, whether express or implied, made to or inuring to the benefit of Seller regarding the Property or its operation or the construction of the Improvements (“Warranties”). Seller shall also cause to be delivered to Buyer all contracts, leases and other binding agreements currently in effect relating to the Property and/or the use thereof to which Seller is a party, together with any and all amendments, modifications or supplements thereto (collectively, the “Contracts”);
(viii)copies of valid certificates evidencing all insurance coverages (including deductible amounts) currently maintained by Hospital Tenant under which Seller is an additional insured or loss payee, as applicable, together with the loss history relating to the period during which Seller or any affiliate of Seller has owned the Property;
(ix)the most recent tax bills for the Property including, but not limited to, bills for real estate taxes and personal property taxes, if any; and all notices received by Seller within the two (2) years immediately preceding the date hereof and pertaining to real estate taxes or assessments applicable to the Property;
(x)copies of any and all written notices received by Seller or, to the extent the same are available to Seller under the terms of the Hospital Lease, Hospital Tenant within the last two (2) years from any governmental or quasi-governmental authorities with respect to (A) violations or alleged violations of any License, law, code or regulation, including, without limitation, any health and sanitation, fire or building codes; (B) defects or other deficiencies in the Property, and (C) results of all inspections of the Property; and
(xi)such other documents or items as Buyer may reasonably request in connection with its due diligence investigation of the Property or the operation thereof.
(c)Documents to be Provided by Escrow Holder. Prior to the scheduled Close of Escrow, Escrow Holder shall prepare and deliver to Buyer and Seller a proforma closing statement (the “Closing Statement”) relating to the consummation of the transaction contemplated by this Agreement. Buyer’s written approval of the Closing Statement shall be a condition precedent to the Close of Escrow.
(d)Date Down of Representations; No Breach of Covenants. All of the representations and warranties of Seller pursuant to Section 9 below shall be true and correct in all material respects as of the Close of Escrow and, prior to the Close of Escrow, there shall be no material breach of Seller’s covenants or obligations under this Agreement.

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(e)Hospital Lease Amendment. Concurrently with the Close of Escrow, Buyer and Hospital Tenant shall enter into an amendment to the Hospital Lease in the form of Exhibit 3(e) (the “Hospital Lease Amendment”).
(f)Master Condominium Declaration. Concurrently with the Close of Escrow, Seller and Buyer shall enter into and Seller shall cause HTA – Forest Park Frisco, LLC, a Delaware limited liability company (“MOB Owner”), to join a First Supplemental Declaration to that certain Master Condominium Declaration for Frisco Square Boulevard Medical Master Condominium, dated as of August 30, 2013, recorded as Document No. 20130903001240410 in the Real Property Records of Collin County, Texas, in the form of Exhibit (f) (the “First Supplemental Declaration”).
(g)Proof of Insurance. Prior to the Close of Escrow, Buyer shall have received from Hospital Tenant certificates of insurance and endorsements to its existing policies, evidencing insurance in the amounts and coverages required by the terms of the Hospital Lease and showing Buyer or its assignee as an additional insured or loss payee, as applicable, with such certificates and endorsements to become effective as of the Close of Escrow.
(h)Third Party Consents. Prior to the Close of Escrow, Buyer shall have received all third party consents necessary to effectuate the transfer of the Property to Buyer pursuant to the terms hereof, including, without limitation, all consents required by any governmental or quasi-governmental authority with respect to the assignment to Buyer of the Owner Licenses.
(i)Financial Condition; Material Adverse Change. None of the following shall have been done by, against or with respect to Seller or Hospital Tenant prior to the Close of Escrow: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (vi) a dissolution or liquidation; or (vii) any material adverse change in its financial condition.
4.Escrow.
(a)    Escrow Holder; Escrow Instructions. Escrow No. 13485 for the purchase and sale of the Property (the “Escrow”) has been established at Bridge Title Company, 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Ben Murphy, President (the “Escrow Holder”). This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions to the Escrow Holder, including without limitation the standard printed general escrow instructions of Escrow Holder, incorporated herein by this reference.
(b)    Opening and Close of Escrow. The Escrow shall be deemed open (the “Opening of Escrow”) as of the date of this Agreement and shall close as of the date of this Agreement (the “Close of Escrow”). The Close of Escrow shall be deemed to be effective and the transfer of the Property shall be deemed to have occurred as of 12:01 a.m. local time on the date of the Close of Escrow.
(c)    Seller Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Buyer, Seller shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:
(i)    one (1) original of a duly executed and acknowledged special warranty deed in the form of Exhibit 4(c)(i) attached hereto (the “Deed”);

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(ii)    one (1) original of a duly executed and acknowledged First Supplemental Declaration, as executed by Seller and MOB Owner;
(iii)    payoff letters from the holders or claimants of, or with respect to, any encumbrance or monetary lien affecting the Property that is not an exception shown on the proforma title policy attached hereto as Exhibit 3(a);
(iv)    any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required (if any) in connection with the recordation of the Deed by any state, city, or county agency having jurisdiction over the Property or the transactions contemplated hereby;
(v)    one (1) original of a duly executed counterpart of the Closing Statement; and
(vi)    any other executed or other documents reasonably required by the Title Company to consummate this transaction.
(d)    Buyer Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:
(i)    a sum equal to the Purchase Price, less any credits against the Purchase Price provided for herein, plus any other sums required for costs to be paid by Buyer pursuant to the terms of this Agreement;
(ii)    one (1) original of a duly executed and acknowledged First Supplemental Declaration;
(iii)    one (1) original of a duly executed counterpart of the Closing Statement;
(iv)    one (1) original of a duly executed Management Certificate of the Association changing the mailing address for the Association to Buyer’s address; and
(v)    any executed or other documents reasonably required by the Title Company to consummate this transaction.
(e)    Seller Deliverables to Buyer. As a condition precedent to the Close of Escrow in favor of Buyer, Seller shall deliver or cause to be delivered to Buyer’s counsel prior to the Close of Escrow the following (to be held in trust until the Close of Escrow):
(i)    one (1) original of a duly executed bill of sale for the Personal Property in the form of Exhibit 4(e)(i) attached hereto;
(ii)    one (1) original of a non-foreign affidavit in the form of Exhibit 4(e)(ii) attached hereto;
(iii)    two (2) originals of a duly executed counterpart to an assignment and assumption of the Hospital Lease in the form attached hereto as Exhibit 4(e)(iii) (the “Hospital Lease Assignment”);

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(iv)    two (2) originals of a duly executed counterpart to the Hospital Lease Amendment from Hospital Tenant and each guarantor that is required to reaffirm its obligations thereunder;
(v)    one (1) original Resignation of Directorship and Offices from each of Derrick N. Evers (as a director and officer of Frisco Square Boulevard Medical Master Condominium Association (the “Association”)), Lee A. White (as a director and officer of the Association), Harry M. Lake (as an officer of the Association), and Nicholas Alan Summerville (as an officer of the Association); and
(vi)    one (1) original of a Consent of the Director’s in lieu of a Special Meeting of the Association appointing Richard K. Matros, Harold Andrews and Talya Nevo-Hacohen as officers of the Association, as duly executed by Mark D. Engstrom.
(f)    Buyer Deliverables to Seller. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver or cause to be delivered to Seller’s counsel prior to the Close of Escrow the following (to be held in trust until the Close of Escrow):
(i)    two (2) originals of a duly executed counterpart to the Hospital Lease Assignment;
(ii)    two (2) originals of a duly executed counterpart to the Hospital Lease Amendment;
(iii)    a copy of an executed letter to the Association and MOB Owner acknowledging the appointment of Richard K. Matros and Harold Andrews as directors of the Association;
(iv)    a copy of a Consent of the Director’s in lieu of a Special Meeting of the Association appointing Richard K. Matros, Harold Andrews and Talya Nevo-Hacohen as officers of the Association, as duly executed by Richard K. Matros and Harold Andrews; and
(v)    a copy of a duly executed Statement of Change of Registered Agent and Registered Office with respect to the Association changing the Associations’ registered agent to CT Corporation System and the Association’s registered address to Buyer’s address.
(g)    Authorization to Close Escrow. Provided that Escrow Holder has not received written notice from Buyer or Seller of the failure of any conditions precedent or of the termination of the Escrow, once Buyer and Seller have deposited into the Escrow or delivered to the other party (and provided Escrow Holder with notice of the same), as applicable, the items required by this Agreement and the Title Company is irrevocably and unconditionally committed to issuing the Title Policy, Escrow Holder shall:
(i)    Cause the Deed to be recorded in the official records of the County, and cause a conformed copy of the Deed to be mailed to Buyer after the same has been recorded.
(ii)    Deliver to Seller the Purchase Price, less the amount of (A) all amounts to be paid by Seller hereunder, including but not limited to those amounts specified in Sections 5 and 6, (B) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement, and (C) the Holdback Funds (as defined below).

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(iii)    Cause the Title Policy to be issued to Buyer by the Title Company (with delivery of the original of the Title Policy to occur as soon as possible).
(h)    Concurrent Assignment. Effective concurrently with the Close of Escrow, Seller hereby grants, conveys, assigns and transfers to Buyer all of Seller’s right, title and interest in and to all (i) Warranties, (ii) those Licenses owned or held by Seller (collectively, the “Owner Licenses”), (iii) Plans and Reports, (iv) all Contracts, (v) all deposits or bonds held by any utility or other service provider with respect to the Property (with Seller to receive credit on the Closing Statement for any cash deposits transferred to Buyer), and (vi) all claims, suits, and causes of action arising from, under or in connection with the Property and its operation, including, but not limited to, all of Seller’s rights, claims, demands and causes of action, if any, against all suppliers of labor, materials or services to or with respect to the Property (collectively, the “Claims”). Buyer and Seller intend that this assignment shall vest in Buyer full ownership of the assets or rights described above, and that no other document of transfer or assignment shall be required by the parties hereto or any other person to achieve or evidence the same. However, if any additional document or action reasonably is required of Seller to vest in Buyer or its successors, nominees and assigns title to the assets or rights described above, or to evidence Buyer’s or its successors’, nominees’ and assigns’ ownership of any of such assets or rights, Seller agrees that it will, upon written request therefor, execute and deliver to Buyer or its successors, nominees and assigns any such document and take such further action; provided, however, in no event shall Seller be required to incur any costs or expenses in connection with any such request, nor shall Seller incur any obligations or liabilities beyond what is otherwise provided for hereunder as a result of same.
(i)    Interpleader. The parties hereto expressly agree that if the parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and the Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in this Escrow. If such action is filed, the parties agree to pay Escrow Holder’s cancellation charges and costs, expenses and reasonable attorneys’ fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of the Escrow.
(j)    U.S. Treasury Regulations. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulation”). Escrow Holder is the “real estate reporting person” within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.
(k)    Exchange Cooperation. Buyer and Seller (the “Parties”) agree that either of the Parties or both may substitute an intermediary (an “Intermediary”) to act in place of either Party with regards to the sale or purchase of the Property. An Intermediary shall be designated in writing by the Party designating an Intermediary (the “Designating Party”) to the other Party (the “Non-Designating Party”) and Escrow Holder. Upon designation of an Intermediary and upon the Intermediary’s written assumption of the Designating Party’s obligations hereunder, the Intermediary shall be substituted for the Designating Party in the Escrow as the buyer or seller of the Property. The Non-Designating Party agrees to accept performance under this Agreement from the Intermediary and to render its performance of all of its obligations to the Intermediary. The Non-Designating Party agrees that performance by the Intermediary will be treated as performance by the Designating Party, and the Designating Party agrees that the Non-Designating Party’s performance to the Intermediary will be treated as performance to the Designating Party. The Designating Party unconditionally guarantees the full and timely performance by the Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Designating Party

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pursuant to this Agreement. As such guarantor, the Designating Party shall be treated as a primary obligor with respect to such representations, warranties, indemnities, obligations and undertakings, and, in the event of breach thereof, the Non-Designating Party may proceed directly against the Designating Party on this guarantee without the need to join the Intermediary as a party to the action against the Designating Party. The Designating Party unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken such representations, warranties, indemnities, obligations and undertakings directly.
(l)    Other Consequences of Exchange. If either of the Parties or both undertakes to designate an Intermediary pursuant to the previous Section 4(k): (i) in no event shall the Designating Party, as applicable, be deemed to have given the Non-Designating Party any advice regarding the tax-deferred nature of this transaction or any other advice regarding the treatment of this transaction under federal or state tax laws and both of the Parties shall rely solely on the advice of their own legal and tax advisors; (ii) the Non-Designating Party shall not bear any additional expenses from the Designating Party’s decision to designate an Intermediary; (iii) there shall not be any delay in the Close of Escrow by reason of such designation; and (iv) neither Buyer nor Seller shall be required to take title to any real or personal property other than the Property.
5.Closing Costs.
(a)    Seller Costs. Seller shall pay (i) any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction; (ii) Seller’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments and documents required to be delivered, or to cause to be delivered, by Seller hereunder, including the cost of Seller’s performance of its obligations hereunder; and (iii) fifty percent (50%) of all escrow fees of the Escrow Holder and the fees for recording the Deed.
(b)    Buyer Costs. Buyer shall pay (i) all costs incurred by Buyer in connection with its investigation of the Property, including the cost of any ALTA survey, site inspections or environmental audits; (ii) Buyer’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments and documents required to be delivered by Buyer hereunder, including the cost of Buyer’s performance of its obligations hereunder; and (iii) fifty percent (50%) of all escrow fees of the Escrow Holder and the fees for recording the Deed.
(c)    Cost of the Title Policy. Seller shall pay the cost of the Title Policy, with aggregate liability in the amount of the Purchase Price. Buyer shall pay the cost of all endorsements to the Title Policy requested by Buyer.
(d)    Other Costs. Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated among Buyer and Seller under this Agreement shall be apportioned in the manner customary in the County.
(e)    Cancellation of Escrow. Notwithstanding the provisions of this Section 5, if the Escrow fails to close for any reason (other than the breach of this Agreement by one or both of the parties), the costs incurred through the Escrow shall be borne equally by Buyer and Seller. Otherwise, the party who breached this Agreement first shall bear all the costs of the Escrow.
6.Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Buyer as of the Close of Escrow except as otherwise specified:

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(a)    Rents. All rents and other amounts payable to the landlord under the Hospital Lease (“Rents”) shall be prorated between Seller and Buyer, with Seller entitled to such Rents for the period prior to the Close of Escrow and with Buyer entitled to such Rents for the period from and after the Close of Escrow. Rents prepaid for the period as of and following the Close of Escrow shall be credited against the Purchase Price. Any Rents collected by Buyer after the Close of Escrow will apply first to Rents which accrue after the Close of Escrow and then to the Rents which have accrued prior to the Close of Escrow. Subject to the foregoing, if Buyer receives Rents after the Close of Escrow which relate to the period prior to the Close of Escrow to which Seller is entitled under this Section 6(a), Buyer shall promptly remit to Seller all of such amounts. Likewise, Seller shall promptly remit to Buyer all Rents received by Seller after the Close of Escrow to which Buyer is entitled under this Section 6(a).
(b)    Operating Expenses; Taxes. As the Hospital Lease is a triple net lease, Buyer and Seller hereby agree and acknowledge that Hospital Tenant is liable for all expenses of the Hospital, including the payment of real and personal property taxes and assessments, and there shall be no credits or prorations at the Close of Escrow with respect to the costs and expenses associated with owning or operating the Hospital.
(c)    General. For purposes of calculating prorations, Buyer shall be deemed to be vested with title to the Property for the entire day upon which the Close of Escrow occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Close of Escrow and based upon a 365 day year. Seller shall provide to Escrow Holder such documents or information as may be reasonably required by Escrow Holder and Buyer to calculate such prorations and to prepare the Closing Statement.
7.Title.
(a)    Conveyance. Title to the fee simple interest in the Land and Improvements shall be conveyed to Buyer by the Deed at the Close of Escrow.
(b)    Title Policy. The title to be conveyed to Buyer shall be insured by Texas T-1 Owner’s Policy of Title Insurance (Revised February 1, 2010), with liability in the amount of the Purchase Price, dated no earlier than the date of the Close of Escrow, issued by the Title Company, insuring that title to the fee interest in the Land and Improvements is vested in Buyer, subject only to (i) the standard exclusions, limitations and printed exceptions contained therein, (ii) nondelinquent real estate taxes and assessments, and (iii) the exceptions shown on the proforma title policy attached hereto as Exhibit 3(a) (the “Title Policy”). Seller shall execute an affidavit and/or certified resolutions on the Title Company’s standard form so that the Title Company can delete or modify the standard printed exceptions as to Seller’s constituent documents, parties in possession, unrecorded liens and similar matters.
8.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents to be executed and delivered by Buyer to Seller or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by Buyer; (ii) are or will be legal and binding obligations of Buyer as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy,

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insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Buyer is a party, any of Buyer’s organizational documents or any existing obligation of or restriction on Buyer under any order, judgment or decree of any state or federal court or governmental authority binding on Buyer.
(c)    Prohibited Person. Neither Buyer nor any of its officers or directors is a Prohibited Person. As used herein, the term “Prohibited Person” shall mean any of the following: (A) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (B) a Person that is owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov-/offices/enforcement/ofac; (D) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (E) a Person that is affiliated with any Person identified in clauses (A), (B), (C) and/or (D). As used herein, the term “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.
No representation or warranty made by Buyer in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of two (2) years.
9.Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Each Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas, and is not insolvent.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents and items to be executed and delivered by each Seller to Buyer or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by such Seller; (ii) are or will be legal and binding obligations of such Seller as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which such Seller is a party, any of such Seller’s organizational documents or any existing obligation of or restriction on such Seller under any order, judgment or decree of any state or federal court or governmental authority binding on such Seller; and (v) will be sufficient to convey title (if they purport to do so).
(c)    Physical Condition. To Seller’s Knowledge, there are (i) no material physical, structural or mechanical defects in the Property, including, without limitation, the plumbing, roofing, heating, air conditioning and electrical systems thereof and all such systems and all other components of the Property are in good operating condition and repair (ordinary wear and tear excepted), and (ii) no known soil conditions adversely affecting the Property.
(d)    Compliance. To Seller’s Knowledge, the Property is in all material respects in compliance with all applicable laws, moratoria, initiative, referenda, ordinances, rules, regulations, codes, standards and orders promulgated by any federal, state or local governmental body or by any quasi-

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governmental body having authority over Seller or the Property (each a “Law” and, collectively, “Laws”), including all applicable building codes, environmental, zoning, subdivision, and land use Laws. Seller has received no notice from any private party or governmental authority advising Seller of, or alleging a violation of, any Law in connection with the ownership or operation of the Property. To Seller’s Knowledge, there are no taxes or assessments affecting the Property other than as set forth in the proforma title policy attached hereto as Exhibit 3(a).
(e)    Accuracy of Information. To Seller’s Knowledge, the Property Documents delivered or made available by Seller to Buyer constitute all of the material documents, reports or written materials related to the Property in Seller’s possession or control and, to Seller’s Knowledge, do not contain any material inaccuracies. To Seller’s Knowledge, there are no oral or written material agreements or understandings to which Seller is a party or is bound relating to the Property other than as delivered or disclosed in writing to Buyer.
(f)    Litigation; Condemnation. There are no (i) actions, suits or legal proceedings of any kind (including without limitation, any environmental, zoning or other land-use regulation proceeding), either instituted or, to Seller’s Knowledge, planned to be instituted, which would, following the Close of Escrow, (A) be binding upon Buyer or the Property or (B) could reasonably be expected to cause a material and adverse effect on Buyer or the Property, or (ii) existing, or to Seller’s Knowledge, proposed or threatened eminent domain or similar proceedings which would affect the Land or Improvements in any manner whatsoever.
(g)    Utilities. All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of the Property are installed across public property or valid easements to the boundary lines of the Land, and are connected pursuant to valid permits (to the extent required), and Seller has received no notice that such facilities are inadequate to service the Hospital or are not in good operating condition.
(h)    Title. Seller is the sole owner of the Property and has indefeasible fee simple title to the Property free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions other than those exceptions to title which appear of record. Without limiting the foregoing, there are no federal, state or local tax liens encumbering Seller’s interest in the Property other than non-delinquent real estate taxes and assessments which may be shown on the proforma title policy attached hereto as Exhibit 3(a). No part of the Property is subject to any purchase option, right of first refusal or first offer, or other similar right.
(i)    CC&R’s. To Seller’s Knowledge, there are no material violations of any covenants, conditions or restrictions or any parking easements or agreements applicable to the Property, and Seller has received no notice or complaint with respect to any violation of any of the foregoing.
(j)    Hazardous Materials.
(i)    (A) Seller does not now use the Property nor permit the Property to be used in a manner which violates any federal, state or local law, regulation or ordinance or any judicial decisions, rules, regulations or publications promulgated thereunder regarding the environment or materials which are or could be hazardous to persons or property (collectively “Environmental Enactments”), nor has Seller ever done so in the past; (B) Seller has no Knowledge of any violation of an Environmental Enactment on the Property by any prior owner of the Property or by Hospital Tenant, except to the extent disclosed on Schedule 9(j) (C) Seller has no Knowledge of any discharge, seepage or release of Hazardous Materials (as defined below) onto the Property from adjoining

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property, except to the extent disclosed in any of the Property Documents; and (D) neither Seller nor, to Seller’s Knowledge, any prior owner or Hospital Tenant has used the Hospital or allowed the Property to be used in a way which would require notice or reporting to a governmental agency of such use under any Environmental Enactment, except to the extent disclosed in any of the Property Documents. There are no storage tanks containing or previously containing Hazardous Materials located in or under the Property in violation of any Environmental Enactment.
(ii)    As used herein, “Hazardous Materials” shall mean any flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, hazardous or toxic materials or any related materials or substances at, on or beneath the Property, including but not limited to, substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste” in any Environmental Enactment or in the regulations adopted and publications promulgated pursuant to said Environmental Enactments. As used herein, “a violation of an Environmental Enactment” or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials at, on or under the Property other than in compliance with the requirements of all applicable Environmental Enactments.
(k)    Mold. To Seller’s Knowledge, the Property is not damaged, impacted or otherwise affected by or subject to the growth or existence of surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description, in such condition, location or quantity as would, individually or in the aggregate, have any material adverse effect on (i) human health or the environment; (ii) the value or condition of the Property; or (iii) the use of the Property for its current use.
(l)    Third Party Consents. Seller has the full right and authority to consummate the transactions contemplated by this Agreement, including, without limitation, assigning to Buyer the Warranties, Owner Licenses, Contracts, Plans and Reports, Claims and applicable deposits and bonds, pursuant to the terms and conditions contained herein and no consents from third parties are required in connection therewith.
(m)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986. Neither Seller nor, to Seller’s Knowledge, any of its investors is a Prohibited Person.
(n)    Hospital Lease. The Hospital Lease is in full force and effect, constitutes the entire agreement between Seller and Hospital Tenant with respect to the leasing of the Property and has not been modified or amended in any manner. There are no monetary defaults with respect to the obligations of Hospital Tenant under the Hospital Lease and, to Seller’s Knowledge, there are no other material defaults or events of default under the Hospital Lease by either party thereunder and no acts or occurrences which, with the giving of notice or the passage of time, or both, would constitute material defaults or events of default under the Hospital Lease by either party thereunder. There is no other holder of any interest in the Hospital Lease or the Rent payable thereunder. There are no other leases affecting the Property other than the Hospital Lease.
As used in this Agreement, the terms “to Seller’s Knowledge”, “to the Knowledge of Seller”, “known to Seller” or any similar phrase, shall mean and refer to only the current actual (not the constructive or imputed) knowledge of Derrick N. Evers, Nick Summerville or Harry M. Lake, and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, manager, member, authorized person,

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employee or representative of Seller, or any affiliate of Seller, or to impose upon any of the individuals named above any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such individuals any individual personal liability. Seller hereby represents and warrants that the foregoing individuals are the representatives of Seller most likely to have actual knowledge of the accuracy of the representations and warranties contained in this Section 9. As used in this Agreement, “affiliate” means any individual or legally recognized entity that controls, is controlled by or is under common control with Seller or Hospital Tenant, as applicable. As used herein, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership, voting control, contract or otherwise.
No representation or warranty made by Seller in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year, with the exception of the representations and warranties made in Sections 9(a), 9(b), 9(h), 9(j) and 9(m) above, which shall survive the Close of Escrow for a period of two (2) years (as applicable, the “Rep Survival Termination Date”); provided, however, that if Buyer notifies Seller, on or before the expiration of the applicable Rep Survival Termination Date of any alleged breach of a representation or warranty occurring prior to the applicable Rep Survival Termination Date (a “Notice of Breach of Rep”), and Buyer thereafter files a lawsuit in connection therewith against Seller within sixty (60) days following the applicable Rep Survival Termination Date, then the applicable Rep Survival Termination Date shall be extended with respect to said representation and warranty until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal. The provisions of this Section 9 with respect to Hazardous Materials and Environmental Enactments are not intended as, nor shall the same be construed to be, a waiver or release by Buyer of any rights which Buyer may have after the Close of Escrow as to the Property or Seller under any Environmental Enactments.
BUYER HEREBY AGREES AND ACKNOWLEDGES THAT (I) IT IS BUYING THE PROPERTY ON AN “AS-IS, WHERE-IS AND WITH ALL FAULTS” BASIS; (II) IT HAS MADE OR WILL HAVE MADE ITS OWN INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL ASPECTS OF THE PROPERTY AND THE PROPERTY’S COMPLIANCE WITH ALL LAWS APPLICABLE TO THE PROPERTY’S CURRENT OR INTENDED USE; (III) IN CONNECTION WITH ITS INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY IT HAS CONTRACTED OR HAD THE OPPORTUNITY TO CONTRACT WITH CERTAIN ADVISORS AND CONSULTANTS AS BUYER DEEMED TO BE NECESSARY; (IV) IT HAS OR WILL HAVE APPROVED THE REPORTS OF SUCH ADVISORS AND CONSULTANTS; (V) IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, IT IS RELYING SOLELY ON SUCH REPORTS AND ITS OWN INVESTIGATIONS AS TO THE PROPERTY, ITS CONDITION AND OTHER CHARACTERISTICS AND COMPLIANCE WITH LAWS; (VI) EXCEPT FOR AND SOLELY TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 9), IT IS NOT MAKING THE PURCHASE OF THE PROPERTY IN RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS, EXPRESS OR IMPLIED, MADE BY SELLER OR ITS AGENTS OR BROKERS, AS TO THE CONDITION OF OR CHARACTERISTICS OF THE PROPERTY OR ITS FITNESS FOR USE FOR ANY PARTICULAR PURPOSE. BUYER IS AN EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND BUYER HAS MADE OR WILL MAKE BUYER’S OWN INDEPENDENT INVESTIGATION OF THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSE OF ESCROW.
10.Records. Upon Buyer’s request, and upon reasonable notice by Buyer, for a period of eighteen (18) months after the Close of Escrow, Seller shall make all of its records with respect to the Property

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available during normal business hours to Buyer for inspection and copying at Buyer’s expense by Buyer’s designated representatives. Upon Seller’s request, and upon reasonable notice by Seller, for a period of eighteen (18) months after the Close of Escrow, Buyer shall make all records with respect to the Property for the period prior to the Close of Escrow available during normal business hours to Seller for inspection and copying by Seller’s designated representatives. Without limiting the generality of the foregoing, Seller shall provide Buyer, without third-party expense to Seller, with copies of, or access to, such factual information with respect to the Property as may be reasonably requested by Buyer, and in the possession or control of Seller, to enable Buyer to include such information to the extent necessary in any reporting requirements under applicable federal and state laws, including, without limitation, the rules and regulations promulgated by the Securities and Exchange Commission or any applicable state securities’ commission. Buyer or its designated independent or other accountants may audit the financial statements and operating statements provided to Buyer as part of the Property Documents or subsequently reviewed under this Section 10, and Seller shall supply such documentation in its possession or control as Buyer or its accountants may reasonably request in order to complete such audit.
11.Right to Enter Property. Prior to the date hereof, Buyer and its agents and contractors were afforded the right and opportunity, at Buyer’s sole cost and expense, to enter onto the Property for the purpose of making such non-invasive tests and inspections as Buyer deemed necessary in connection with its investigation of the Property. Buyer hereby agrees to indemnify and hold free and harmless Seller for any losses, costs, injuries, or damages arising out of or relating to Buyer’s entry on and inspection of the Property at any time prior to the Close of Escrow; provided, however Seller hereby agrees and acknowledges that as of the Close of Escrow, Seller has no knowledge of any physical damage to the Property or injury to any person caused by Buyer or its agents or contractors in connection with Buyer’s investigation of the Property.
12.Seller Defaults; Damage Floor. If following the Close of Escrow, (a) Buyer discovers that any representation or warranty of Seller herein is false, misleading or inaccurate in any material respect, or (b) Seller fails to meet, comply with or perform any covenant, agreement or obligation to be performed by Seller hereunder within ten (10) days of Buyer’s written demand therefor (each of the foregoing referred to as a “Seller Default”), as applicable, and subject to the applicable survival periods set forth herein, Buyer shall have the right to bring the applicable action or proceeding against Seller; provided, however, in no event shall Buyer have any right to bring any action or proceeding against Seller for a Seller Default unless and until Buyer’s actual, direct damages resulting from such Seller Default exceed the sum of One Million Dollars ($1,000,000) in the aggregate (“Damages Floor”), and Buyer hereby waives, to the fullest extent permitted by law, any and all claims and rights of recovery Buyer has or may have against Seller with respect to any such Seller Default(s) unless and until Buyer’s actual, direct damages exceed, in the aggregate, the Damages Floor. For the avoidance of doubt, if Buyer’s actual, direct damages exceed, in the aggregate, the Damages Floor, Buyer shall be entitled to the recovery of all of its damages without reference to any floor or other limitation thereon.
13.Purchase Price Holdback.
(a)    Holdback Requirement. As of the Close of Escrow, a portion of the Purchase Price in the amount of twelve (12) months of Hospital Rent, equaling Ten Million Four Hundred Eighty Thousand Seven Hundred Forty-Six Dollars and 39/100 ($10,480,746.39) (together with any interest accrued thereon, the “Holdback Funds”) shall be retained in Escrow, to be disbursed thereafter pursuant to Section 13(b).

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(b)    Disbursement of Holdback Funds.
(i)    Fifty percent (50%) of the Holdback Funds shall be released by Escrow Holder to Seller on or before December 31, 2013 if (i) the aggregate Hospital Gross Revenue for October and November, 2013 is equal to or greater than Forty Million Dollars ($40,000,000); (ii) Seller submits to Buyer Seller’s calculation of such Hospital Gross Revenue for such period on or before December 15, 2013; (iii) the Hospital Waiver Condition is then satisfied; and (iv) Buyer delivers to Escrow Holder written confirmation that such portion of the Holdback Funds are to be released to Seller. Buyer shall either deliver such written confirmation to Escrow Holder or provide to Seller and Escrow Holder Buyer’s written election to have the Hospital Gross Revenue figure verified by Hospital Tenant’s Accountants within five (5) business days of Buyer’s receipt of Seller’s calculation of such Hospital Gross Revenue. Buyer shall be deemed to have not elected to have the Hospital Gross Revenue figure verified by Hospital Tenant’s Accountants if Buyer fails to elect the same in writing within such five (5) business days. Additionally, if Buyer fails to dispute in writing the then satisfaction of the Hospital Waiver Condition within such five (5) business days, Buyer shall be deemed to have irrevocably confirmed the satisfaction thereof. If Buyer is deemed to have not elected to have the Hospital Gross Revenue figure verified by Hospital Tenant’s Accountants and provided Buyer has not delivered written notice to Seller and Escrow Holder of the failure of any of the other conditions to the release of such portion of the Holdback Funds within five (5) business days of Buyer’s receipt of Seller’s calculation of such Hospital Gross Revenue, then Escrow Holder shall release such portion of the Holdback Funds to Seller upon Seller’s demand, without the necessity of Buyer’s execution of any further instructions. If Buyer timely elects to have the Hospital Gross Revenue figure verified by Hospital Tenant’s Accountants, (x) such portion of the Holdback Funds shall be retained in Escrow, and (y) such figure shall be verified by Hospital Tenant’s Accountants pursuant to Schedule 1 attached hereto. If pursuant to Schedule 1, it is determined that the aggregate Hospital Gross Revenue for October and November, 2013 is equal to or greater than Forty Million Dollars ($40,000,000) and provided the other conditions to the release of such portion of the Holdback Funds are then satisfied, such portion of the Holdback Funds shall be released to Seller. If pursuant to Schedule 1, it is determined that the aggregate Hospital Gross Revenue for October and November, 2013 is less than Forty Million Dollars ($40,000,000), the entire amount of the Holdback Funds shall be retained in Escrow and thereafter disbursed, if at all, pursuant to Section 13(b)(ii) below. If the applicable portion of the Holdback Funds have not been released to Seller pursuant to this Section 13(b)(i) by December 31, 2013, Seller shall have no further right to the disbursement of the Holdback Funds under this Section 13(b)(i). Notwithstanding the foregoing, if as of December 31, 2013, the Parties are in the process of utilizing Schedule 1 to determine the Hospital Gross Revenue for the applicable period, Seller’s right to receive the applicable portion of the Holdback Funds pursuant to this Section 13(b)(i) shall be stayed until the final resolution thereof.
(ii)    The Holdback Funds, less the portion previously disbursed pursuant to Section 13(b)(i) above, if any, shall be released by Escrow Holder to Seller at such time as (i) the Coverage Ratio for any trailing six (6) month period ending no sooner than January 31, 2014 is at least 2.5:1; (ii) Seller submits to Buyer Seller’s calculation of such Coverage Ratio for such period; (iii) the Hospital Waiver Condition is then satisfied; and (iv) Buyer delivers to Escrow Holder written confirmation that the Holdback Funds are to be released to Seller. Buyer shall either deliver such written confirmation to Escrow Holder or provide to Seller and Escrow Holder Buyer’s written election to have the Coverage Ratio verified by Hospital Tenant’s Accountants within ten (10) days of Buyer’s receipt of Seller’s calculation of such Coverage Ratio for such period. Buyer shall be deemed to have not elected to have the Coverage Ratio verified by Hospital Tenant’s Accountants if Buyer fails to elect the same in writing within such ten (10) days. Additionally, if Buyer fails to

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dispute in writing the then satisfaction of the Hospital Waiver Condition within such ten (10) days, Buyer shall be deemed to have irrevocably confirmed the satisfaction thereof. If Buyer is deemed to have not elected to have the Coverage Ratio verified by Hospital Tenant’s Accountants and provided Buyer has not delivered written notice to Seller and Escrow Holder of the failure of any of the other conditions to the release of the Holdback Funds within ten (10) days of Buyer’s receipt of Seller’s calculation of such Coverage Ratio for such period, then Escrow Holder shall release the Holdback Funds to Seller upon Seller’s demand, without the necessity of Buyer’s execution of any further instructions. If Buyer timely elects to have the Coverage Ratio verified by Hospital Tenant’s Accountants, (x) the Holdback Funds shall be retained in Escrow, and (y) the Coverage Ratio shall be verified by Hospital Tenant’s Accountants pursuant to Schedule 1 attached hereto. If pursuant to Schedule 1, it is determined that the Coverage Ratio was at least 2.5:1 for the applicable period and provided the other conditions to the release of the Holdback Funds are then satisfied, the Holdback Funds shall be released to Seller. If pursuant to Schedule 1, it is determined that the Coverage Ratio was less than 2.5:1 for the applicable period, the Holdback Funds shall be retained in Escrow and thereafter disbursed pursuant to this Section 13(b)(ii). If the Holdback Funds have not been released to Seller by June 30, 2015, then upon Buyer’s written demand therefor to Escrow Holder, Escrow Holder shall release the Holdback Funds to Buyer. Notwithstanding the foregoing, if as of June 30, 2015, the Parties are in the process of utilizing Schedule 1 to determine the Coverage Ratio for the applicable period, the Holdback Funds shall not be released to Buyer until the final resolution thereof. If pursuant to this Section 13(b)(ii), the Holdback Funds are to be released to Buyer, Escrow Holder shall deduct from the Holdback Funds an amount equal to what the cost savings would have been if the aggregate liability under the Title Policy was the Purchase Price, less the Holdback Funds, and such portion of the Holdback Funds shall be released to Seller, with the remainder being released to Buyer.
(c)    Holdback Fee. From the date hereof until the earlier of (i) the final disbursement of the Holdback Funds to Seller and (ii) June 30, 2015, Buyer shall pay to Seller a monthly fee (the “Holdback Fee”) equal to one-twelfth (1/12th) of the product of (x) eight and three-quarters percent (8.75%) and (y) one-half (1/2) of the Holdback Funds not then disbursed to Seller as of the last day of the applicable calendar month, with such amount equitably prorated for any partial month. The Holdback Fee shall be due and payable to Seller on or before the fifteenth (15th) day following the last day of the calendar month to which such Holdback Fee relates. The Holdback Fee shall be paid in immediately available funds pursuant to wiring instructions provided by Seller. Notwithstanding the foregoing, Buyer’s obligation to pay each installment of the Holdback Fee is hereby made contingent on Buyer’s receipt (or, if applicable, Buyer’s successor’s or assign’s receipt), as the landlord under the Hospital Lease, of all rent payable under the Hospital Lease with respect to the period to which such installment of the Holdback Fee relates.
(d)    Defined Term. As used in this Section 13, the following terms shall have the following definitions:
(i)    “Adjusted GAAP” means GAAP or a comprehensive method of accounting other than GAAP (to be used either alone or in connection with GAAP), subject to adjustment from time to time, including, but not limited to, recording cash payments under the Hospital Lease in a separate line item in operating expenses above EBITDA entitled “Facility Lease.””
(ii)    “Coverage Ratio” means, for any period of determination, the ratio of EBITDAR to Hospital Rent.

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(iii)    “EBITDA” means, for any period, an amount equal to (a) Hospital Tenant’s net income derived from the operation of the Hospital determined in accordance with Adjusted GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) taxes; (iii) depreciation; and (iv) amortization.
(iv)    “EBITDAR” means, for any period of determination, an amount equal to the sum of (i) EBITDA and (ii) real estate rent on any leases payable by Hospital Tenant.
(v)    “GAAP” means generally accepted accounting principles in the United States of America in affect from time to time, consistently applied.
(vi)    “Hospital Gross Revenue” means, for any period of determination, an amount equal Hospital Tenant’s gross revenue derived from the operation of the Hospital determined in accordance with GAAP.
(vii)    “Hospital Rent” means, for any period of determination, the total amount of “Basic Rent” payable under the Hospital Lease during such period.
(viii)    “Hospital Tenant’s Accountants” means BKD, LLP or any other nationally-recognized or regionally-recognized firm of certified public accountants then used by Hospital Tenant and approved by Buyer in its reasonable discretion.
(ix)    “Hospital Waiver Condition” means that Hospital Tenant has received (A) a written waiver from the lender of its equipment financing with respect to those certain debt covenants under Hospital Tenant’s financing documentation that, as of the Close of Escrow, are not satisfied, or (B) such other written evidence that Hospital Tenant has satisfied, or is no longer in default or breach of, such debt covenants, such as evidence of a loan modification, payoff or forbearance, and a copy of such written waiver or other evidence has been provided to Buyer.
14.Broker’s Commission. Buyer and Seller each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction, other than (a) Neal Richards Group Brokerage, LLC (“Seller Broker”), who represents Seller in connection with the transactions contemplated in this Agreement and shall be paid a commission by Seller pursuant to a separate written agreement between Seller and Seller Broker, and (b) Mark Bennett of Mohr Partners (“Buyer Broker”), who is owed a finder’s fee from Buyer in connection with the transactions contemplated in this Agreement and shall be paid such fee by Buyer pursuant to a separate written agreement between Buyer and Buyer Broker, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Buyer and Seller each agree to indemnify, defend and hold harmless the other from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Seller or Buyer, as the case may be. The obligations of Buyer and Seller under this Section 14 shall survive the Close of Escrow.
15.Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and sent by facsimile transmission (with answer back acknowledged), by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party

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to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 15. Any Notice shall be deemed to have been received on the date of delivery if delivered during business hours on a business day (otherwise on the next business day), in each case addressed to the parties as follows:

To Seller:	To Buyer:
FPMC Frisco Realty Partners, LP 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Derrick N. Evers Fax No.: (214) 754-0011	c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros Fax No.: (949) 679-8868
with a copy to:	with a copy to:
Neal Richards Group 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Lee A. White, Esq. Fax No.: (214) 754-0011	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq. Fax No.: (949) 719-1212
To Escrow Holder:	To Title Agent:
Bridge Title Company 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Ben Murphy, President Fax No.: (972) 861-1051	Bridge Title Company 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Ben Murphy, President Fax No.: (972) 861-1051
16.Miscellaneous Provisions.
(a)    Incorporation of Prior Agreements. This Agreement contains the entire understanding of Buyer and Seller with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the parties to this Agreement or their respective successors in interest.
(b)    Buyer’s Right to Assign. Buyer shall have the right to assign its rights under this Agreement to any affiliate in whom the title of the Property is to vest. Any assignment permitted by this Section must be in writing, must be furnished to Seller and must provide that the assignee assumes all of the obligations of Buyer under this Agreement.
(c)    Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For purposes of this Agreement, the terms “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not

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any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”
(d)    Time is of the Essence. Time is of the essence for this Agreement.
(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors and assigns.
(f)    No Personal Liability or Third Party Beneficiaries. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Buyer or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder. The parties, their respective successors and assigns and all third parties shall look solely to the applicable party’s assets for the payment of any claim or any performance, and the parties hereby waive all such personal liability. This Agreement is made and entered into solely for the protection and benefit of the parties and their successors and permitted assigns. No other person shall have any right of action hereunder.
(g)    Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any “conflict of law” rules of such state. Buyer and Seller each acknowledge and agree that the state and associated federal courts in and for the County shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Executed copies hereof may be delivered by facsimile, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
(i)    Interpretation; Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language. Section and paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
(j)    Exhibits; Schedule; Recitals Verified. All Exhibits and Schedules attached hereto are incorporated herein by reference. The Recitals to this Agreement are hereby stated to be true and correct and are incorporated herein by this reference.
(k)    Waiver by a Party. The waiver of any contingency, representation, warranty, covenant, or other matter or provision hereof may only be made by the party benefited by the same, and the waiver must be in writing, must be signed by the benefited party and must specifically state which matter is being waived.
(l)    Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed and/or delivered hereunder, Buyer and Seller agree to perform, execute and/or deliver

54110.9    19

or cause to be performed, executed and/or delivered any and all such further acts, instruments and assurances as may be reasonably required to consummate the transactions contemplated hereby.
(m)    Business Days. As used in this Agreement, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in Dallas, Texas, are authorized by law or other governmental action to close. All other references to “days” or “calendar days” in this Agreement shall refer to calendar days. If any period expires or delivery date falls on a date that is not a business day under this Agreement, such period shall be deemed to expire and such delivery date shall be deemed to fall on the immediately succeeding business day.
(n)    Survival. Any covenants, representations or indemnities set forth in this Agreement, including without limitation those set forth in Section 8, Section 9, Section 13 and Section 14 above and in Section 16(o) set forth hereinafter, shall survive the Close of Escrow or any termination of this Agreement; provided, however, that the respective period of survival of each of such covenants, representations or indemnities shall be solely as provided in the applicable provisions of this Agreement.
(o)    Confidentiality. Neither Buyer, Seller, nor any broker employed or engaged by any of them shall issue (or cause to be issued) any press releases concerning the subject matter hereof, structure of the transactions or the status of negotiations conducted hereunder except as may be jointly agreed to by Seller and Buyer or as any of them may reasonably consider necessary in order to satisfy the requirements of applicable law; provided, however, that notwithstanding anything herein to the contrary, Buyer may, free from the restrictions of this Section 16(o), report on the transaction completed by this Agreement in connection with: (i) any press release or investor call concerning Buyer’s earnings or financial performance, (ii) any filings or disclosures required to be made to the Securities and Exchange Commission or state securities’ commission in accordance with applicable law, or (iii) any meetings or conference calls with, or disclosures made to, Buyer’s consultants, contractors, investors, principals, employees, agents, attorneys, accountants and other advisors. The foregoing restrictions shall survive the Close of Escrow for three (3) business days or, if earlier, until such date as Seller or its parent company issues a press release with respect to the consummation of the transactions contemplated hereunder.
[Signatures on following page]
IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.
SELLER:
FPMC FRISCO REALTY PARTNERS, LP,
a Texas limited partnership
By:    Neal Richards Group Frisco Development, LLC,
    a Texas limited liability company,
    its sole general partner
By:     /s/ Derrick N. Evers
Name:     Derrick N. Evers
Title: Manager
(Signatures continue on the next page)

54110.9    20

BUYER:
SABRA TEXAS HOLDINGS, L.P.,
a Texas limited partnership
By:    Sabra Texas Holdings GP, LLC,
    a Texas limited liability company,
    Its General Partner
By:     /s/ Talya Nevo-Hacohen
    Name:     Talya Nevo-Hacohen
    Title:     Chief Investment Officer

JOINDER
The undersigned hereby joins in this Agreement for the limited purpose of assuming and agreeing to be bound by the obligations contained in Section 13 and the related provisions of this Agreement (e.g., Section 16).
SABRA HEALTH CARE REIT, INC.,
a Maryland corporation
By:     /s/ Talya Nevo-Hacohen
Name:     Talya Nevo-Hacohen
Title:     Chief Investment Officer

53986.SIG    S-1

CONSENT OF ESCROW
The undersigned agrees to (a) accept this Agreement; (b) be Escrow Holder under this Agreement; and (c) be bound by this Agreement in the performance of its duties as Escrow Holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned.
ESCROW HOLDER:
BRIDGE TITLE COMPANY
By:     /s/ Kyle Denbow
Name:     Kyle Denbow
Title:     Authorized Agent
Dated: October 21, 2013
Escrow No. 13485_______________________

53986.SIG    S-2

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
by and between
FPMC FRISCO REALTY PARTNERS, LP,
a Texas limited partnership
(“Seller”)
and
SABRA TEXAS HOLDINGS, L.P.,
a Texas limited partnership
(“Buyer”)
October 22, 2013

54110.9

OF PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
Page No.

1.Agreement to Purchase and Sale    1
2.Purchase Price    1
3.Contingencies    2
(a)Title    2
(b)Documents to be Provided by Seller    2
(c)Documents to be Provided by Escrow Holder    3
(d)Date Down of Representations; No Breach of Covenants    3
(e)Hospital Lease Amendment    4
(f)Master Condominium Declaration.    4
(g)Proof of Insurance    4
(h)Third Party Consents    4
(i)Financial Condition; Material Adverse Change    4
4.Escrow    4
(a)Escrow Holder; Escrow Instructions    4
(b)Opening and Close of Escrow    4
(c)Seller Deposits into Escrow    4
(d)Buyer Deposits into Escrow    5
(e)Seller Deliverables to Buyer    5
(f)Buyer Deliverables to Seller    6
(g)Authorization to Close Escrow    6
(h)Concurrent Assignment    7

54110.9    (1)

(continued)
Page No.

(i)Interpleader    7
(j)U.S. Treasury Regulations    7
(k)Exchange Cooperation    7
(l)Other Consequences of Exchange    8
5.Closing Costs    8
(a)Seller Costs    8
(b)Buyer Costs    8
(c)Cost of the Title Policy    8
(d)Other Costs    8
(e)Cancellation of Escrow    8
6.Prorations and Adjustments    9
(a)Rents    9
(b)Operating Expenses; Taxes    9
(c)General.    9
7.Title    9
(a)Conveyance    9
(b)Title Policy    9
8.Representations and Warranties of Buyer    9
(a)Organization    9
(b)Authority; Enforceability; Conflict    9
(c)Prohibited Person    10

54110.9    (2)

(continued)
Page No.

9.Representations and Warranties of Seller    10
(a)Organization    10
(b)Authority; Enforceability; Conflict    10
(c)Physical Condition    10
(d)Compliance    11
(e)Accuracy of Information    11
(f)Litigation; Condemnation    11
(g)Utilities    11
(h)Title    11
(i)CC&R’s    11
(j)Hazardous Materials    11
(k)Mold    12
(l)Third Party Consents    12
(m)Foreign Person    12
(n)Hospital Lease    12
10.Records    14
11.Right to Enter Property    14
12.Seller Defaults; Damage Floor    14
13.Purchase Price Holdback    14
(a)Holdback Requirement.    14
(b)Disbursement of Holdback Funds    15

54110.9    (3)

(continued)
Page No.

(c)Holdback Fee    16
(d)Defined Term    16
14.Broker’s Commission    17
15.Notices    17
16.Miscellaneous Provisions    18
(a)Incorporation of Prior Agreements    18
(b)Buyer’s Right to Assign    18
(c)Attorneys’ Fees    18
(d)Time is of the Essence    19
(e)Successors and Assigns    19
(f)No Personal Liability or Third Party Beneficiaries    19
(g)Governing Law; Choice of Forum    19
(h)Counterparts    19
(i)Interpretation; Construction    19
(j)Exhibits; Schedule; Recitals Verified    19
(k)Waiver by a Party    19
(l)Further Assurances    20
(m)Business Days    20
(n)Survival    20
(o)Confidentiality    20

SCHEDULES/EXHIBITS:

54110.9    (4)

(continued)
Page No.

EXHIBIT A LEGAL DESCRIPTION OF THE LAND
EXHIBIT 3(a) PROFORMA OWNER’S POLICY
EXHIBIT 3(e) FORM OF HOSPITAL LEASE AMENDMENT
EXHIBIT 3(f) FORM OF FIRST SUPPLEMENTAL DECLARATION
EXHIBIT 4(c)(i) FORM OF SPECIAL WARRANTY DEED
EXHIBIT 4(e)(i) FORM OF BILL OF SALE
EXHIBIT 4(e)(ii) FORM OF NON-FOREIGN AFFIDAVIT
SCHEDULE 1 VERIFICATION OF COVERAGE RATIO OR HOSPITAL GROSS REVENUE

54110.9    (5)

GLOSSARY OF TERMS
Page No.

Agreement	1

Buyer	1

Buyer Broker	17

Buyer Contingencies	2

Claims	7

Close of Escrow	4

Closing Statement	3

Contracts	3

County	1

Coverage Ratio	16

Damages Floor	14

Deed	4

Designating Party	7

EBITDA	17

EBITDAR	17

Environmental Enactments	11

Escrow	4

Escrow Holder	4

Executive Order	10

First Supplemental Declaration	4

Fixtures	1

GAAP	17

Hazardous Materials	12

Holdback Fee	16

Holdback Funds	14

Hospital	1

Hospital Gross Revenue	17

Hospital Lease	1

Hospital Lease Amendment	4

Hospital Lease Assignment	5

54110.9    (6)

GLOSSARY OF TERMS

Hospital Rent	17

Hospital Tenant	1

Hospital Tenant’s Accountants	17

Hospital Waiver Condition	17

Improvements	1

Intermediary	7

Land	1

Law	11

Laws	11

Licenses	3

MOB Owner	4

Non-Designating Party	7

Notice	17

Notice of Breach of Rep	13

OFAC	10

Opening of Escrow	4

Owner Licenses	7

Parties	7

Person	10

Personal Property	1

Plans and Reports	3

Prohibited Person	10

Property	1

Property Documents	2

Purchase Price	1

Regulation	7

Rents	9

Rep Survival Termination Date	13

Seller	1

Seller Broker	17

Seller Default	14

Title Company	2

Title Policy	9

Warranties	3

54110.9    (7)

GLOSSARY OF TERMS

54110.9    (8)

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedule to the Purchase Agreement have been omitted from this Exhibit 2.1:

Exhibits:

Exhibit A        Legal Description of the Land
Exhibit 3(a)        Proforma Owner’s Policy
Exhibit 3(e)        Form of Hospital Lease Amendment
Exhibit 3(f)        Form of First Supplemental Declaration
Exhibit 4(c)(i)        Form of Special Warranty Deed
Exhibit 4(e)(i)        Form of Bill of Sale
Exhibit 4(e)(ii)        Form of Non-Foreign Affidavit

Schedule:

Schedule 1        Verification of Coverage Ratio or Hospital Gross Revenue